                                                                     EXHIBIT 4.3
                                                                             C1.

DATED                                  MARCH                               1999
--------------------------------------------------------------------------------


                           ABOVENET COMMUNICATIONS INC

                        MR. W. DOBBIE AND MR. A. MACSWEEN

                                     - and -

                               ABOVENET UK LIMITED

               --------------------------------------------------

                             SHAREHOLDERS AGREEMENT
                                   RELATING TO
                               ABOVENET UK LIMITED
               --------------------------------------------------






                                   TARLO LYONS
                                Watchmaker Court
                               33 St. John's Lane
                                     London
                                    EC1M 4DB
                               Tel: 0171-405 2000
                               Fax: 0171-814 9423
                               Ref: RLH/RAC/334107

                                    CONTENTS

Clause No.                                                                              Page
- ----------                                                                              ----
1.   INTERPRETATION.......................................................................1

2.   ESTABLISHMENT OF THE COMPANY.........................................................6

3.   WARRANTIES BY FOUNDERS...............................................................7

4.   OBJECTIVES OF THE COMPANY............................................................7

5.   DIRECTORS AND CHAIRMAN...............................................................8

6.   BOARD MEETINGS.......................................................................9

7.   SECRETARY...........................................................................10

8.   REGISTERED OFFICE...................................................................10

9.   AUDITORS............................................................................10

10.  ACCOUNTING REFERENCE DATE...........................................................10

11.  BANKERS.............................................................................10

12.  COMPANY BOOKS RECORDS AND ACCOUNTS..................................................11

13.  OPERATION OF THE COMPANY............................................................12

14.  KEY EMPLOYEES.......................................................................16

15.  INSURANCE OBLIGATIONS...............................................................16

16.  EMPLOYEE SHARE OPTION SCHEME(S).....................................................17

17.  DUE ADMINISTRATION OF THE COMPANY...................................................18

18.  GLOBAL TECHNICAL COMMITTEE..........................................................19

19.  TRANSFER OF SHARES..................................................................19

20.  CHARGING OF SHARES..................................................................27

21.  FINANCE.............................................................................28

22.  DIVIDEND POLICY.....................................................................30

23.  PURCHASE OPTION.....................................................................31

24.  DEFAULT.............................................................................35

25.  LEGEND ON SHARE CERTIFICATES........................................................42

26.  CONFIDENTIALITY AND DISCLOSURE......................................................42

27.  NON-COMPETITION.....................................................................43

28.  NON-SOLICITATION....................................................................43

29.  ASSIGNMENT..........................................................................44

30.  PROPRIETARY KNOW-HOW................................................................45

31.  NAMES...............................................................................45

32.  TERM................................................................................45

33.  INTEREST............................................................................46

34.  SEVERABILITY........................................................................46



35.  CONFLICT WITH ARTICLES..............................................................46

36.  NO PARTNERSHIP......................................................................47

37.  FURTHER ASSURANCE...................................................................47

38.  COSTS...............................................................................47

39.  ENTIRE AGREEMENT....................................................................47

40.  VARIATION...........................................................................48

41.  WAIVER/FORBEARANCE..................................................................48

42.  EXECUTION IN COUNTERPARTS...........................................................48

43.  NOTICES.............................................................................48

44.  GOVERNING LAW AND JURISDICTION......................................................50

THE SCHEDULE (FORM OF SUPPLEMENTAL DEED).................................................51

AGREED TERM DOCUMENTS:
A.      Articles of Association
B.      Draft Business Plan
C.      Dobbie Service Agreement
D.      MacSween Service Agreement
E.      Key Employee Agreements
F.      Licence Agreement
G.      Stock Purchase Agreement
H.      Loan Note Instrument

                             SHAREHOLDERS AGREEMENT

DATE:           March 1999

PARTIES:

(1) ABOVENET COMMUNICATIONS, INC a corporation incorporated in the State of California USA on 8 March 1996 and reincorporated in the State of Delaware, USA in November 1998 whose business address is 50, W. San Fernando Street SE1010, San Jose, California, 95113, USA (together with its successors in title and permitted assigns `Inc'); and

(2) WILLIAM DOBBIE of 1 Belgrave Crescent, Edinburgh EH4 3AQ and ANGUS MACSWEEN of 5 Ellergreen Road, Bearsden, Glasgow GG1 2AJ (together with their respective successors in title "the Founders", which expression shall include either or both of them); and

(3) ABOVENET UK LIMITED a company incorporated in England (CR No. 3740487) whose registered office is situate at 63 Queen Victoria Street, London EC4 (together with its successors in title and permitted assigns `the Company').

RECITALS:

(A) The Company is a private company incorporated in England on 22 March 1999 under the Companies Acts 1985 and 1989 and has at the date hereof an authorised share capital of Pound Sterling1,111,000 divided into 1,111,000 Ordinary Shares of Pound Sterling1.00 each, 600,000 of which shares have been issued fully paid to the Founders

(B) The parties have agreed to procure that the business of the Company is conducted in accordance with the provisions of this Agreement.

OPERATIVE PROVISIONS:


1.      INTERPRETATION

        In this Deed and its Recitals and Schedules:

        `Affiliate' means with respect to any person (a) any entity of which the ownership interests conferring a majority of votes at meetings of interest owners of such entity are owned directly or indirectly by such person or (b) any entity which owns, directly or indirectly, ownership interests of such person conferring a majority of votes at meetings of interest owners of such person or (c) any entity of which the ownership interests conferring a majority of votes at meetings of interest owners of such person are owned directly or indirectly, by an entity which also owns ownership interests conferring a majority of votes at meetings of interest owners of such person or (d) any participator in relation to any such entity or a director of any such entity or any associate or relative of either thereof (if an individual) (all as such terms are defined in Section 417 of the Taxes
        Act)

        `in the Agreed Terms' means in the form of an annexed draft agreed between the parties and initialed by way of identification by the parties or their respective legal advisers

        `the Articles' means the Articles of Association of the Company to be adopted pursuant to Clause 2.1.1 as amended from time to time

        `an `A' Director' means a director appointed by the holder or holders of the `A' Shares in accordance with Article 16 of the Articles and unless otherwise stated, includes his duly appointed alternate

        ``A' Shares' means the `A' Ordinary Shares of Pound Sterling1.00 each more particularly referred to in Clause 2.1.5 and any other shares so designated or, where the context so admits, so many thereof as may from time to time be in issue

        `a `B' Director' means a director appointed by the holder or holders of 75% in nominal value of the `B' Shares in accordance with Article 16 of the Articles and unless otherwise stated, includes his duly appointed alternate

        ``B' Shares' means the `B' Ordinary Shares of Pound Sterling1.00 each more particularly referred to in Clause 2.1.5 and any other shares so designated, or where the context so admits, so many thereof as may from time to time be in issue

        `the Board' means the board of directors of the Company for the time being or from time to time

        `the Business' means the business of establishing and operating an Internet Co-location Centre and Internet Service Exchange, including occupying and maintaining a property for an Internet Co-location Centre, operating related local network infrastructure in cooperation with Inc, and marketing and sales activities relating to the sale of services and products detailed in the Licence Agreement

        `the Business Plan' means the four year business plan in the form to be agreed by the Original Shareholders pursuant to Clause 2.2 but pending such agreement shall mean the Draft Business Plan

        ``C' Shares' means the `C' Ordinary Shares of Pound Sterling1.00 each more particularly referred to in Clause 2.1.5 and any other shares so designated, or where the context so admits, so many thereof as may from time to time be in issue

        `Controlling Interest' means in relation to any company the holding (directly or indirectly) of more than 50 per cent of the Equity Share Capital of that company or the ability to direct the casting of more than 50 per cent of the votes normally entitled to be cast at a shareholders' meeting of that company and for the purposes of ascertaining whether any Person shall have a Controlling Interest (as defined) account shall also be taken of the shareholding or voting rights held by any Affiliate of that Person

        `Convertible Loan Notes' means convertible loan notes of the Company constituted by the Loan Note Instrument

        `Director' means any director for the time being of the Company including where applicable any alternate director

        `Draft Business Plan' means the draft four year business plan in the Agreed Terms

        `the Effective Date' means the date on which the various matters referred to in Clause 2.1 are completed

        `Equity Share Capital' shall have the meaning ascribed to such expression by Section 744 of the UK Companies Act 1985

        `Financial Year' means the financial year (as defined in the UK Companies Act 1985) of the Company, being the year from 22 March 1999 to 30 June 2000 and thereafter the year ending on 30 June in each year

        `Group Company' means, in relation to any company, any Holding Company of that company and any Subsidiary of that company or of any of its Holding Companies

        `Inc's Original Holding' means the 133,334 `A' Shares subscribed by Inc pursuant to Clause 2.1.6, any further `A' Shares subscribed by it pursuant to Clause 2.2 and any

        `A' Shares acquired by it as a consequence of exercising its conversion rights under any Convertible Loan Note(s)

        `ISP' means an internet service provider

        `Key Employees' means such senior employees of the Company as the Board shall from time to time determine

        `Key Employee Agreement' means an agreement to be entered into between the Company and each of the Key Employees, each such agreement being in or substantially in the Agreed Terms

        `Licence Agreement' means the License, Connectivity and Marketing Agreement between Inc (1) and the Company (2) in the Agreed Terms

        `Loan Note Instrument' means the instrument constituting Pound Sterling1,200,000 5 per cent Convertible Loan Notes of the Company in the Agreed Terms

        `Mr. Dobbie' means Mr. William Dobbie, one of the Founders

        `the Dobbie Service Agreement' means the service agreement between the Company (1) and Mr. Dobbie (2) in the Agreed Terms

        "Mr. MacSween" means Mr. Angus MacSween, one of the Founders

        `the MacSween Service Agreement' means the service agreement between the Company (1) and Mr. MacSween (2) in the Agreed Terms

        `Ordinary Shares' means the `A' Shares and/or (as the context requires) the `B' Shares and/or (as the context requires) the `C' Shares in the capital of the Company

        `the Original Shareholders' means Inc and the Founders

        `Person' includes and individual, corporation, unincorporated association or partnership

        `Retention Account' shall have the meaning ascribed to such expression by Clause 2.3

        `Share' means a share in the capital of the Company of whatever class

        `the Shareholders' means the Original Shareholders or any Person or Persons to whom they lawfully transfer their Shares or who is or are allotted Shares in the Company pursuant to the provisions of this Agreement

        `Subsidiary' and 'Holding Company' shall bear the meanings ascribed to such expressions by Section 736 of the UK Companies Act 1985

        `Supplemental Agreement' means an agreement entered into pursuant to Clause29.2.

        `Taxes Act' means the UK Income and Corporation Taxes Act 1988.

1.2 In this Agreement, references to any statutory provision shall include such provision as from time to time amended, whether before on or (in the case of re-enactment or consolidation only) after the date hereof, and shall be deemed to include provisions of earlier legislation (as from time to time amended) which have been re-enacted (with or without modification) or replaced (directly or indirectly) by such provision and shall further include all statutory instruments or orders from time to time made pursuant thereto.

1.3     In this Agreement and its Schedules:

        1.3.1   the neuter gender shall include the masculine and the feminine;

        1.3.2   the singular number shall include the plural and vice versa;

        1.3.3 the headings are inserted for convenience only and shall not affect the construction or interpretation of this Agreement; and

        1.3.4 references to Recitals, Clauses and Schedules and sub-divisions thereof, unless a contrary intention appears, are to the Recitals and Clauses of and Schedules to this Agreement and sub-divisions thereof respectively.

1.4 The Schedules form part of this Agreement and shall be construed and shall have the same full force and effect as if expressly set out in the body of this Agreement.

ESTABLISHMENT OF THE COMPANY

2.1 Forthwith upon the execution of this Agreement each of the Original Shareholders shall itself take or (as appropriate) shall cause to be taken at directors' meetings and shareholders meetings of the Company the following steps in the following order:-

        2.1.1 the increase of the authorised share capital of the Company to Pound Sterling2,311,000 by the creation of 1,200,000 Ordinary Shares of Pound Sterling1 each

        2.1.2 the adoption by the Company of new Articles of Association in the Agreed Terms;

        2.1.3 the appointment of David Rand and (on a temporary basis) Paul Steiner, each as an `A' Director of the Company who shall be deemed so appointed pursuant to the Articles;

        2.1.4 the redesignation of Mr. Dobbie and Mr. MacSween as `B' Directors of the Company who shall be deemed so appointed pursuant to the Articles;

        2.1.5 the redesignation of the existing issued Ordinary Shares in the capital of the Company registered in the name of Mr Dobbie as `B' Shares and the redesignation of the existing issued Ordinary Shares in the capital of the Company registered in the name of Mr MacSween as `B' Shares and the conversion and redesignation of 1,600,000 of the remaining unissued shares as `A' Shares and the balance of 111,000 of the unissued Shares as `C' Shares in each case having the rights set out in the Articles;

        2.1.6 Inc shall deliver to the Board an application for the allotment and issue to it at a subscription price of Pound Sterling [*] per share of 133,334 `A' Shares accompanied by payment in full in cash of the subscription moneys of Pound Sterling [*];

        2.1.7 the parties shall procure that a Board Meeting of the Company is held at which the application referred to in Clause 2.1.6 shall be approved and the shares applied for shall be allotted and issued to Inc in accordance with its application;

        2.1.8   Inc and the Company shall enter into the Licence Agreement;

        2.1.9 Mr. Dobbie and the Company shall enter into the Dobbie Service Agreement; and

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        2.1.10 Mr. MacSween and the Company shall enter into the MacSween Service Agreement.

2.2 The Original Shareholders shall in good faith seek to refine and finalise the Draft Business Plan and to agree the form of the Business Plan as soon as practicable following the Effective Date and in any event by 30 April 1999. Within 30 days of such agreement, (subject to each of the Founders having complied with Clause 15.1 and provided that
        (i) neither the Company nor the Founders are in material breach of this Agreement and (ii) the Company is not in material breach of the Licence Agreement) Inc shall apply or procure applications from third parties for an additional 266,666 `A' Shares at a subscription price of Pound Sterling4.50 per share payable in full in cash on subscription. The parties shall procure that a Board Meeting of the Company is held within seven days of such application(s) at which such application(s) are approved and the shares applied for shall be allotted and issued to the applicant(s) in accordance with their respective applications.

2.3 The subscription moneys in respect of the application(s) referred to in Clause 2.2 (namely Pound Sterling1,199,997) shall be credited to a separate interest bearing bank account in the name of the Company ("the Retention Account"), which account shall be opened by the Company as soon as practicable following the Effective Date. No cheques may be drawn on or amounts withdrawn from the Retention Account except in accordance with Clause 11.3


3.      WARRANTIES BY FOUNDERS

3.1 The Founders jointly and severally warrant and represent to Inc that no charge, lien or other encumbrance exists or will be created over any interest in all or any of the Shares held by them or either of them (without the prior written consent of Inc acting reasonably provided that such consent may be withheld or given or given subject to reasonable conditions, as Inc may acting reasonably deem fit);


4.      OBJECTIVES OF THE COMPANY

4.1 Each of the Shareholders undertakes with the others to use all reasonable endeavours to procure (so far as it is able to do) that the activities of the Company shall be limited to the Business.

4.2 Each of the Shareholders undertakes with the others that it will use all reasonable endeavours to procure that the Company shall conduct the Business on sound commercial profit making principles so as to generate the maximum achievable revenues.

4.3 Each of the Shareholders further undertakes that it will use its best endeavours to promote the Business and the interests of the Company Provided that this Clause 4.3 shall not apply to Inc or any Affiliate of Inc at any time after the Licence Agreement has terminated or any of the rights granted thereunder to the Company have ceased to be exclusive.


5.      DIRECTORS AND CHAIRMAN

5.1 The maximum number of Directors holding office at any time shall be seven.

5.2 Unless and until otherwise agreed between the Shareholders, Inc shall have the right (but not the obligation) to appoint and maintain in office from time to time up to two `A' Directors (or if and for so long as there are more `A' Shares in issue than `B' Shares in issue, up to three `A' Directors) and the persons holding not less than 75% in nominal value of the `B' Shares shall have the right to appoint and maintain in office from time to time up to three `B' Directors (or if and for so long as there are more `A' Shares in issue than `B' Shares in issue, up to two `B' Directors) and each shall have the right to remove any director so appointed by it and to appoint another in his place (such appointment and removal to be effected by notice in writing to the Company).

5.3 In addition, the `A' Directors (if any) and the `B' Directors may by notice to the Company together appoint up to two more persons with relevant industry experience (and who are approved by all of them or if there is no `A' Director, by the `B' Directors and Inc) as additional directors. Any person so appointed may be removed and another appointed in his place (such appointment and removal to be effected by notice in writing to the Company signed by the `A' Directors and the `B' Directors or, if there is no `A' Director, by the `B' Directors and someone duly authorised on behalf of Inc).

5.4 The Chairman at any meeting of the Board shall not be entitled to a second or casting vote nor shall the Chairman have a second or casting vote in the case of an equality of votes at any general meeting of the Company.

5.5 If Inc does not exercise its right to maintain an `A' Director in office, it shall nonetheless be entitled from time to time to appoint a person to attend at meetings of the Directors as an observer and any person so appointed ("an Observer") shall be given (at the same time as the Directors) notice of all meetings of the Directors and all agendas, minutes and other papers relating to such meetings.

5.6 An Observer shall be entitled to attend any and all meetings of the Directors and to speak and place items on the agenda for discussion provided that an Observer shall not be entitled in any circumstances to vote. Inc may remove an Observer appointed by it and appoint another person in his place. Any such appointment and removal shall be effected by notice in writing to the Company signed by someone duly authorised on behalf of Inc.


6.      BOARD MEETINGS

6.1 The Shareholders shall procure that at all times during the continuance of this Agreement meetings of the Board of the Company shall unless otherwise agreed between the Shareholders be held at regular intervals (and in any event not less frequently than once every quarter) and shall be convened on not less than 30 days notice in writing to the Directors and (if at any time there is no `A' Director) Inc accompanied by an agenda specifying the business to be transacted.

6.2 With effect from 1 April 1999 the quorum necessary for the transaction of the business of the Directors shall be two if no `A' Director is appointed and three if an `A' Director has been appointed of whom throughout the meeting one shall be an "A" Director (if any is appointed) and one a "B" Director (a "Board Quorum"). A person who holds office only as an alternate director shall, if his appointor is not present, be counted in the quorum. Prior to 1 April 1999 a Board Quorum shall comprise any two Directors.

6.3 If a Board Quorum is not present within half an hour from the time appointed for the meeting, or if during the meeting a Board Quorum ceases to be present, the meeting shall stand adjourned to the day 30 days following the date appointed for the meeting at the same time and place or to such other time and place as the Directors may determine (such adjourned meeting being called the "First Adjourned Meeting").

6.4 If a Board Quorum is not present within half an hour from the time appointed for the First Adjourned Meeting, or if during the First Adjourned Meeting a Board Quorum ceases to be present, the First Adjourned Meeting shall stand adjourned to the same day in the next week at the same time and place or to such other time and place as the Directors may determine (such further adjourned meeting being called the "Second Adjourned Meeting")

6.5 If a Board Quorum is not present within half an hour from the time appointed for the Second Adjourned Meeting, or if during the Second Adjourned Meeting a Board Quorum ceases to be present the Directors present shall be a quorum.


7.      SECRETARY

7.1 Mr MacSween (or such other person as may from time to time be determined by the Board) shall act as the Secretary of the Company.


8.      REGISTERED OFFICE

8.1 The registered office of the Company shall be 63 Queen Victoria Street, London EC4 or such other place in England as may from time to time be determined by the Board and approved in writing by Inc.


9.      AUDITORS

9.1 The auditors of the Company shall be Deliotte & Touche or such other firm of Chartered Accountants of international standing and reputation as may from time to time be the auditors of (or the United Kingdom associate of the auditors of) Inc.


10.     ACCOUNTING REFERENCE DATE

10.1 The accounting reference date of the Company for the purpose of Section 224 of the UK Companies Act 1985 shall be 30 June or such other date as may from time to time be determined by the Board and approved in writing by Inc.


11.     BANKERS

11.1 The Company shall maintain bank accounts with Clydesdale Bank plc and/or such other bank or banks as may from time to time be determined by the Board and approved in writing by Inc.

11.2 The Shareholders shall procure that all cheques drawn by the Company and other withdrawals from the said accounts shall be signed or otherwise authorised in accordance with the bank mandate from time to time approved by Inc and the Board.

11.3 The Shareholders shall procure that save as Inc may otherwise agree in writing from time to time, no cheques shall be drawn by the Company on or other withdrawal made from the Retention Account:

        11.3.1 save for expenditure and investments as envisaged in the Business Plan; and

        11.3.2 unless the same shall be signed or otherwise authorised by Mr. Dave Larsen (or such other person as Inc may from time to time nominate for the purpose by notice in writing to the Company).


12.     COMPANY BOOKS RECORDS AND ACCOUNTS

12.1 The Shareholders shall procure that the Company shall keep such books records and accounts in connection with its business and shall provide such financial trading or other information regarding the affairs of the Company as the Shareholders shall from time to time require and without prejudice to the foregoing shall procure that the Company shall at all times comply with the provisions of the UK Companies Acts 1985 and 1989 (or any statutory modification or re-enactment thereof) provided that each of the Shareholders shall have the right at its own cost to call for examine and inspect at all reasonable times the books records and accounts of the Company and may appoint or authorise any Person to make such examination and inspection on their behalf.

12.2 Notwithstanding the generality of Clause 12.1 the Shareholders shall procure that the Company prepares and makes available to each of them:

        12.2.1 quarterly financial statements within 15 days of the end of the relevant quarter prepared in accordance with US GAAP;

        12.2.2 profit forecasts cashflow forecasts and budgets for each Financial Year prior to the commencement of each such Financial Year.

        12.2.3 audited annual financial statements within 30 days of the end of the relevant Financial Year prepared in accordance with US GAAP

         Provided that Inc shall reimburse to the Company the reasonable additional cost to the Company of having any quarterly or annual financial statements, initially prepared for the purposes of this Clause 12.2 in accordance with UK accounting principles and practices, brought into compliance with US GAAP.

12.3 The Shareholders shall use all reasonable endeavours to procure that within six (6) months of the end of each Financial Year of the Company:

        12.3.1 the auditors of the Company shall prepare and deliver proper audited accounts in accordance with statutory requirements together with the auditors statutory report in respect of such Financial Year; and

        12.3.2 that such audited accounts and auditors' report shall be laid before the Company together with the directors' report thereon for approval by the members of the Company in general meeting.


13.     OPERATION OF THE COMPANY

13.1 Each of the Shareholders covenants with the others that it shall exercise all voting rights and other powers of control available to it in relation to the Company so as to procure (insofar as it is able by the exercise of such voting rights and powers) and the Company, to the extent permitted by law, covenants with the Shareholders that the Company shall not without the prior written consent of both Inc and both of the Founders (such consent not to be unreasonably withheld or delayed by any of them):-

        13.1.1 make any alteration or variation whatsoever to its Memorandum or Articles of Association; or

        13.1.2  cease or threaten to cease to carry on its business; or

        13.1.3 make any material change in the nature of its business or commence any new type of business; or

        13.1.4 borrow any monies in excess of the amounts provided for in the Business Plan in respect of the first Financial Year ending 30 June 2000 and thereafter in the annual budget produced under Clause 12.2 and approved by both Inc and the Founders; or

        13.1.5 create any mortgage charge or lien (other than a lien arising by operation of law) over or otherwise use as security its undertaking property or assets or any part thereof or any interest therein (including goodwill and uncalled capital); or

        13.1.6 enter into any guarantee or indemnity or stand surety for the obligations of any third party or enter into any agreement for the same for an aggregate amount in excess of the amounts provided for in the Business Plan in respect of the first Financial Year ending 30 June 2000 and thereafter in the annual budget produced under Clause 12.2 and approved by both Inc and the Founders; or

        13.1.7 make any loan or advance or (except in the ordinary course of business) grant any credit to any person; or

        13.1.8 sell transfer lease assign or otherwise dispose of any real property, whether freehold or leasehold, or of the whole or a material part of its undertaking property or assets (or interest therein) or contract so to do;

        13.1.9 enter into any contract arrangement or commitment involving expenditure on capital account (in excess of the amounts provided for in the Business Plan in respect of the first Financial Year of the Company ending 30 June 2000 and thereafter in the annual budget produced under Clause 12.2 and approved by both Inc and the Founders) or the realisation of capital assets; or

        13.1.10 engage any senior employee on a compensation package in excess of that provided for in the Business Plan in respect of the first Financial Year ending 30 June 2000 and thereafter in the annual budget produced under Clause 12.2 and approved by both Inc and the Founders; or

        13.1.11 take or agree to take any freehold or leasehold interest in or licence over any land; or

        13.1.12 (without prejudice to the generality of Clause 13.1.27) enter into any transaction arrangement or agreement with or for the benefit of any Director (except for the Dobbie Service Agreement and MacSween Service Agreement); or

        13.1.13 acquire any material asset (or receive any material service) at more than market value or dispose of any material asset (or give any material service) at less than market value; or

        13.1.14 acquire or create or dispose of any interest in any Subsidiary or acquire the undertaking or assets or any substantial part of the business of any Person; or

        13.1.15 appoint or remove any Director or the chairman of the Company (except as provided for hereunder or as permitted under the Articles); or

        13.1.16 initiate any litigation or arbitration other than in the ordinary course of business or settle or compromise any claims, litigation or arbitration (other than monetary settlements or compromises involving payments to or by the Company of less than US $50,000 in aggregate in any one Financial Year); or

        13.1.17 permit any transfer of Shares in the Company except in accordance with this Agreement and the Articles of Association for the time being; or

        13.1.18 pay any fees or make any other payments (other than emoluments due by reason of their employment) to any Directors; or

        13.1.19 allot or issue any unissued shares for the time being or create or issue any new shares; or

        13.1.20 alter any rights attaching to any class of share in the capital of the Company; or

        13.1.21 consolidate, sub-divide or convert the Company's share capital or in any way alter the rights attaching thereto; or

        13.1.22 enter into any partnership or (other than in the ordinary course of business) profit sharing agreement with any Person; or

        13.1.23 do or permit or suffer to be done any act or thing whereby the Company may be wound up (whether voluntarily or compulsorily), save as otherwise expressly provided for in this Agreement; or

        13.1.24 issue any debentures or debenture stock or other securities convertible into shares or debentures or any share warrants or any options in respect of shares; or

        13.1.25 enter into any contract or transaction except in the ordinary and proper course of the Business and on arm's length terms; or

        13.1.26 acquire, purchase or subscribe for any shares, debentures, mortgages or securities (or any interest therein) in any company, trust or other body; or

        13.1.27 save as specifically provided in the Licence Agreement, the Dobbie Service Agreement and/or the MacSween Service Agreement or in the Business Plan in respect of the first Financial Year ending 30 June 2000 and thereafter in the annual budget produced under Clause 12.2 and approved by both the Founders and Inc create any contract with or obligation to pay money or money's worth in excess of US $20,000 in any one Financial Year to any Founder or to any Shareholder or to any Affiliate of such Founder or Shareholder or to any Person as a nominee or associate of any such Founder or Shareholder or Affiliate (including any renewal thereof or any variation in the terms of any existing contract or obligation); or

        13.1.28 appoint any committee of the Board or any local board or delegate any of the powers of the Directors to such committee or local board; or

        13.1.29 merge or amalgamate with any other company or undertaking; or

        13.1.30 enter into any compromise or arrangement to which Section 425 of the UK Companies Act 1985 applies; or

        13.1.31 change the accounting policies of the Company save as required to comply with UK GAAP; or

        13.1.32 capitalise or repay any amount standing to the credit of any reserve of the Company or redeem or purchase any shares of the Company or otherwise reorganise the share capital of the Company; or

        13.1.33 surrender to any Founder or Shareholder or to any Affiliate of such Founder or Shareholder any loss, relief, allowance, exemption, set-off, deduction or credit in computing or against income, profits, gains or taxation or any right to a repayment of taxation.

13.2 Notwithstanding anything contained in this Agreement Inc hereby consents to the issue and allotment of new shares in the Company at the time of and in connection with a Flotation (as defined in Clause 23.10) to which Clause 23.9 applies.

13.3 The Founders undertakes with Inc that, notwithstanding any voting rights or powers or control otherwise available to them, they will permit Inc to conduct negotiations in connection with and enforce in each case on behalf of or in the name of the Company all and any rights arising or enforceable against:

        13.3.1 Mr. Dobbie under the Dobbie Service Agreement and/or Mr. MacSween under the MacSween Service Agreement and in particular but without limitation to the generality of the foregoing Inc shall be solely responsible for reviewing the Founders' salaries and approving any increases thereof; and/or

        13.3.2 Iomart Limited under the letter of today's date from Iomart Limited to the Company.

13.4 Inc undertakes with the Founders that, notwithstanding any voting rights or powers or control otherwise available to it, it will permit the Founders to conduct negotiations in connection with and enforce on behalf of or in the name of the Company all and any rights arising or enforceable against Inc under the Licence Agreement.


14.     KEY EMPLOYEES

        Each of the Founders and the Shareholders covenants with the others that it shall exercise all voting rights and other powers of control available to it in relation to the Company so as to procure (insofar as it is able by the exercise of such voting rights and powers) and the Company covenants with the Shareholders that the Company and each Key Employee shall enter into a Key Employee Agreement at the same time as or before that Key Employee commences employment with the Company.


15.     INSURANCE OBLIGATIONS

15.1 As soon as practicable after Completion and in any event no later than 30 April 1999 the Founders will obtain up to date medical reports the scope of each of which is satisfactory to Inc in all material respects (including findings, range of report and qualification of reporter). If both the Founders shall have failed to comply with this Clause 15.1 by 30 April 1999 (or such later date as Inc may in writing agree) then the Company shall be wound up as soon as practicable.

15.2 Each of the Founders and the Shareholders covenants with the others that it shall exercise all voting rights and other powers of control available to it in relation to the Company so as to procure (insofar as it is able by the exercise of such voting rights and powers) and the Company covenants with the Shareholders that the Company shall at its own expense within one month of the Effective Date:

        15.2.1 effect and maintain for its own benefit, key man five year term and disability insurance with an insurance company of good repute on the lives of each of the Founders (who will co-operate fully in all respects in relation thereto) in the sum of not less than US $1 million each; and

        15.2.2 effect and maintain for the benefit of each Director, other officer or auditor of the Company in respect of any liability which may attach to him or loss or expenditure which he may incur in relation to anything done or alleged to have been done or omitted to be done as a Director, officer or auditor in such amount as the Board considers reasonable.


16.     EMPLOYEE SHARE OPTION SCHEME(S)

16.1 Notwithstanding anything else in this Agreement the Shareholders hereby consent to the creation and implementation of one or more Employee Share Option Schemes whereby senior employees of the Company may be granted options to acquire in aggregate not more than 111,000 `C' Shares (or such greater number as Inc and the Founders may agree in writing from time to time) (being part of the authorised but unissued share capital of the Company at the date hereof) on terms that the exercise price per Share in respect of any such option shall be the fair market value of a share on the date of grant of the option and otherwise on such terms as the Original Shareholders may approve Provided that no option may be granted to an employee or consultant before his engagement with the Company begins. The grant of any such option shall require the unanimous approval of the Board (such approval not to be unreasonably withheld).

16.2 It is the intention of the Shareholders that (subject to the Shareholders being satisfied with relevant accounting, tax and legal requirements and until such time as any

        Person acquires a Controlling Interest in Inc) Inc will grant options to purchase Inc Common Stock to senior employees of the Company during the Financial Year of the Company ending on the dates referred to in column
        (A) below in respect of up to the aggregate numbers of shares of Inc set opposite those dates in column (B) below:

              (A)                                           (B)
        Financial Year ending:                      Nos. of Inc. shares*
        ---------------------                       --------------------
           30.06.00                                         15,000
           30.06.01                                         20,000
           30.06.02                                         25,000
           30.06.03                                         40,000

           *The numbers of shares and/or subscription price therefor shall be adjusted in such manner as Inc's auditors confirm to be fair and reasonable in the event of any stock splits, stock dividends, combinations, recapitalisations or like changes in the outstanding capital stock of Inc.

        The grant of options shall be dependent upon the audited financial statement of the Company demonstrating the Company's achievement of revenue, net income and EBITDA targets specified in the Business Plan, as modified from time to time with the written approval of Inc. The price per share at which an option may be exercised will be the fair market value of an Inc share at the date when the option is issued. Each option granted will be subject to such terms as the Original Shareholders approve.

        It shall be a term of any option that if any Person acquires a Controlling Interest in Inc in a transaction in which employee options are assumed or options of the acquiror are substituted for outstanding employee options, Inc shall have the right to require the optionholder to release his option in Inc ("the Old Option") on the grant to him of an option in the acquiring company which is equivalent to the Old Option.


17.     DUE ADMINISTRATION OF THE COMPANY

17.1 Each of the Shareholders undertakes with the others and the Company undertakes with each Shareholder that (except as the Shareholders may otherwise agree in writing) it will at all times exercise all voting rights and powers of control available to it in relation to the Company so as to give full effect to the terms and conditions of this Agreement including, where appropriate, the carrying into effect of such terms as if they were embodied in the Company's Memorandum and Articles of Association.

18.     GLOBAL TECHNICAL COMMITTEE

18.1 Inc shall establish a global technical committee ("the Technical Committee") comprising one suitably qualified and experienced delegate nominated by each of Inc, the Company and the other companies in which Inc directly or indirectly shall have an interest and which shall be formed in territories outside the Territory (as defined in the Licence Agreement), whose respective businesses shall be the establishment of Internet Co-location Centres and Internet Service Exchanges in those other territories (the Business and such other businesses being herein called the "Relevant Businesses").

18.2 The role of the Technical Committee shall be to consider all technical matters pertaining to the smooth running and efficient operation of the Relevant Businesses and to recommend to Inc ways in which the same might be improved.

18.3 Inc shall consider the proper and reasonable recommendations of the Technical Committee in good faith.

18.4 The Technical Committee shall meet quarterly at such locations as Inc shall from time to time decide. Inc shall meet the reasonable travel and accommodation expenses of the delegates in travelling to and from and attending at such meetings.


19.     TRANSFER OF SHARES

19.1 Each of the Shareholders agrees with the others that the transfer of any of its Shares shall be restricted in accordance with the provisions of the Articles and (where applicable) in accordance with the terms of this Agreement.

19.2 A Share may be transferred otherwise than in accordance with this Agreement and/or the Articles only where and insofar as the holders (including the proposing transferor) for the time being holding not less than 90 per cent of the Shares then in issue consent in writing to the transfer of that Share.

19.3 Provided that Inc's shareholding does not drop below 13% of the Equity Share Capital in the case of one or more transfers pursuant to Clauses
        19.3.2 or 19.3.3 (save for the avoidance of doubt the immediately foregoing proviso shall not apply to any transfer(s) made pursuant to Clause 19.3.1) Inc may transfer:

        19.3.1 subject to the provisions of Clause 29.2 any Share held by it to any Person who acquires a Controlling Interest in or purchases all or substantially all of the assets of Inc or to an Affiliate of such Person; provided that simultaneously therewith such Person (or an Affiliate of such Person) accepts an assignment of the benefit and burden of the Licence Agreement; or

        19.3.2 at any time on or before 31 December 1999 any Share comprised in Inc's Original Holding at a price no greater than the price at which the Share was originally subscribed without restriction to any venture capital fund or financial institution which, in either case, is a shareholder in Inc; or

        19.3.3 at any time on or before 31 December 1999 any Share comprised in Inc's Original Holding at a price no greater than the price at which the Share was originally subscribed to any other venture capital fund or financial institution with the prior written approval of the Founders (such approval not to be unreasonably withheld or delayed in the case of a venture capital fund or financial institution of good standing and repute).

19.4 The provisions of Clauses 19.5, 19.6, 19.7 and 19.8 shall apply if at any time a Person ("the Offeror") shall make a bona fide offer which if accepted would result in the Offeror (and/or an Affiliate of the Offeror) acquiring a Controlling Interest in the Company.

19.5 The parties to whom the offer is addressed (herein "the Proposing Transferors") severally covenant with Inc that they will not at any time accept the offer from the Offeror in respect of any of their shares in the Company unless the offer extends to all the Proposing Transferors' shares in the Company and unless the Proposing Transferors shall first have procured in favour of Inc a bona fide offer (herein an "Exit Offer") from the Offeror to acquire all of the shares held by Inc in the Company at a price per Ordinary Share no less (and otherwise on terms no less favourable) than that payable for each Ordinary Share being sold by the Proposing Transferors and at a price per share other than an Ordinary Share of no less than par value and the Proposing Transferors shall not dispose of any interest in any share in the Company held by them (other than as aforesaid) unless:-

        19.5.1 an Exit Offer shall first have been made and communicated to Inc, which Exit Offer shall be irrevocable for a period of not less than twenty-eight

                   (28) days from the date it is made ("the Offer Period") and shall state the identity of the Offeror and the terms upon which and the price at which the Offeror is prepared to acquire the shares in the Company held by Inc; and

        19.5.2     either:-

                   (i) Inc shall within the Offer Period have accepted the Exit Offer or negotiated alternative terms mutually acceptable to it and the Offeror; or

                   (ii) Inc shall within the Offer Period have offered to purchase all the shares of the Proposing Transferors in the Company at a price per share no less (and otherwise on terms no less favourable save as provided in Clause 19.10) than that offered by the Offeror under the terms of the Exit Offer; or

                   (iii) Inc shall have rejected the Exit Offer and for this purpose the Exit Offer shall be deemed to have been rejected if (aa) Inc has not accepted it within the Offer Period as provided in Clause 19.5.2 (i) or (bb) Inc has not offered to purchase all the shares of the Proposing Transferors as provided in Clause 19.5.2
                          (ii) within the Offer Period.

19.6 If an Exit Offer, having been made on the basis prescribed by Clause 19.5, is accepted pursuant to Clause 19.5.2 (i) the Proposing Transferors and Inc shall be at liberty for a period of up to sixty (60) days from the date of acceptance to sell all (but not part only) of their shares in the Company to the Offeror conditionally upon the Offeror also buying at the same time all of the shares of Inc in the Company, such sales in each case to be on the terms of the Exit Offer or such other terms as may be mutually acceptable to all of the Offeror, the Proposing Transferors and Inc. So far as is practicable, it shall be a term of the Exit Offer that completion of the sale of the shares of the Proposing Transferors in the Company shall take place contemporaneously with completion of the sale of the shares of Inc in the Company and that the consideration payable in respect of both such sales shall be satisfied in the same manner and paid at the same time or times.

19.7 If, an Exit Offer having been made on the basis prescribed by Clause 19.5, subject to Clause 19.10, Inc in accordance with Clause 19.5.2 (ii) shall within the Offer Period offer to purchase all the shares of the Proposing Transferors in the Company at a price per share no less (and otherwise on terms no less favourable) than that offered by the Offeror under the terms of the Exit Offer, then within 45 days after the expiry of the Offer Period

        o if the consideration offered by Inc consists wholly or partly of Common Shares of Inc, Inc and the proposing transferor shall enter into a Purchase Agreement in the Agreed Terms and

        o in any event (subject to the said Purchase Agreement being entered into, if required) Inc shall (subject as provided in Clause
             19.15.1.2 and 19.15.2) complete the purchase and the Proposing Transferors shall complete the sale of all (but not some only) of the Proposing Transferors' shares in the Company at such price and on such terms (such completion being herein called "Completion"). Such Shares shall be sold with full title guarantee and free from all liens, charges and encumbrances and with all rights attaching to them with effect from the date of Completion.

19.8 If an Exit Offer, having been made on the basis prescribed by Clause 19.5, is rejected or is deemed to have been rejected by Inc pursuant to Clause 19.5.2 (iii), the Proposing Transferors shall be at liberty for a period of up to sixty (60) days from the date of rejection of the Exit Offer or expiry of the Offer Period (as appropriate) to sell all (but not part only) of their shares in the Company to the Offeror on the terms of the Exit Offer (but not otherwise).

19.9 If the consideration payable by the Offeror shall consist in whole or part of something other than cash and/or marketable securities whose value on a given day is readily ascertainable, then the value of such other consideration ("the Other Consideration") shall be such value as Inc and the Company shall agree. In the event of disagreement, the determination of the value of the Other Consideration shall be referred to an umpire (acting as expert and not as arbitrator) nominated by and acting at the joint expense of the parties concerned (or, in the event of disagreement as to nomination, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales at the request of either Inc or the Company) whose decision shall be final and binding.

19.10 The consideration offered by Inc pursuant to Clause 19.5.2 (ii) may (at Inc's election) consist wholly of cash or wholly of Common Shares of Inc or partly of one and partly of the other Provided that Inc's Common Stock is then traded on the NASDAQ National Market or listed on a major US Securities Exchange. If Inc's Common Stock is not then traded on the NASDAQ National Market or listed on a major US Securities Exchange the consideration shall be cash.

19.11 If the Common Shares offered by way of consideration (the "Consideration Shares") are not registered with the SEC prior to the Completion, Inc shall within 30 days after the date of Completion, file with the SEC a registration statement under the Securities Act of 1933, as amended, of the United States (the "Securities Act") covering the resale to the public by the shareholders of the Consideration Shares (the "Registration Statement"). Inc shall use reasonable efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable. Inc shall use its best efforts to cause the Registration Statement to remain effective until the earlier of (i) 120 days from the effective date of the Registration Statement (the "Selling Period") or
        (ii) such time as all of the Consideration Shares covered by the Registration Statement have been sold pursuant thereto.

19.12   Notwithstanding the foregoing:

        19.12.1 Inc may, at any time, delay the filing or effectiveness of the Registration Statement or suspend the Registration Statement after effectiveness and may further, by written notice to the Shareholders, require the Shareholders immediately to cease sales of the Consideration Shares during the Selling Period if, and for so long as, Inc determines acting reasonably that the existence of any fact or the happening of any event (including without limitation pending negotiations relating to, or the consummation of, a transaction or the occurrence of any other event) would require additional disclosure of material information by Inc in the Registration Statement the confidentiality of which it has a valid business purpose to preserve or which fact or event would render Inc unable to comply with SEC requirements (in either case, a "Suspension Event").

        19.12.2 If Inc delays or suspends the Registration Statement or requires any Shareholder to cease sales of shares pursuant to Clause 19.12.1, Inc shall, as promptly as practicable following the termination of the circumstance which entitled Inc to do so ("the Reinstatement Period"), take such actions as may be necessary to file or reinstate the effectiveness of the Registration Statement and/or give written notice to the Shareholder concerned authorising that Shareholder to resume sales pursuant to the Registration Statement. If as a result thereof the prospectus included in the Registration Statement has been amended to comply with the requirements of the Securities Act Inc shall enclose such revised prospectus with the notice to Shareholders given pursuant to this Clause 19.12.2, and Shareholders shall make no offers or sales of shares pursuant to the Registration Statement other than by means of such revised prospectus.

        19.12.3 In the case of any Suspension Event occurring to and delaying the filing of the Registration Statement, Inc shall file the Registration Statement in accordance with Clause 19.12.2 and shall be required to keep the Registration Statement effective until the earlier of (i) such time as all the Common Shares offered thereby have been disposed of in accordance with the intended methods of distribution set forth in the Registration Statement or (ii) 120 days plus an extended period equal to the number of days during which any such suspension was in effect.

19.13   Where Clause 19.11 applies:

        19.13.1 In connection with the filing by Inc of the Registration Statement, Inc shall furnish to the Shareholders copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and such additional copies as are reasonably required by the Shareholders.

        19.13.2 Inc shall use its best efforts to register or qualify the Consideration Shares covered by the Registration Statement under the securities laws of such states as the Shareholders shall reasonably request; provided, however, that Inc shall not be required in connection with this Clause 19.13.2 to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

        19.13.3 If Inc has delivered final prospectuses to the Shareholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, Inc shall promptly notify the

                Shareholders and, if requested by Inc the Shareholders shall immediately cease making offers or sales of shares under the Registration Statement and return all prospectuses to Inc. Inc shall promptly provide the Shareholders with revised prospectuses and, following receipt of the revised prospectuses, the Shareholders shall be free to resume making offers and sales under the Registration Statement.

        19.13.4 Inc shall pay the expenses incurred by it in complying with its obligations under Clauses 19.11 to 19.14 inclusive, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for Inc and fees and expenses of accountants for Inc but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Shareholders in connection with sales under the Registration Statement and (ii) the fees and expenses of any counsel retained by the Shareholders.

19.14 Inc shall not be required to include any Consideration Shares in the Registration Statement unless each Shareholder furnishes to Inc in writing such information regarding the Shareholder and the proposed sale of Common Shares by the Shareholder as Inc may reasonably request in writing in connection with the Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities.

        19.15.1 If Inc elects to offer a consideration consisting wholly or partly of Common Shares in Inc then:

        19.15.1.1 if the Consideration Shares are registered with the SEC prior to Completion, the number of Consideration Shares to be issued to satisfy the relevant element of the consideration ("the Relevant Consideration") shall be determined by dividing the amount of the Relevant Consideration by the value of one Common Share (based upon the average closing price on NASDAQ or a major US Securities Exchange of one Common Share over the 10 trading days ending three trading days prior to Completion)

        19.15.1.2 if the Consideration Shares are not registered with the SEC prior to Completion then:

                (i) the number of Consideration Shares to be issued to satisfy the Relevant Consideration shall be calculated as provided in Clause 19.15.1.1, save that

                (ii) if the closing price on NASDAQ or a major US Securities Exchange of a Common Share on the day prior to the registration statement becoming effective is less than the average closing price on NASDAQ or a major US Securities Exchange of one Common Share over the 10 trading days ending three trading days prior to Completion, then Inc will provide the transferring Shareholders with (at Inc's option) cash or additional Common Shares sufficient to compensate them for such decrease.

        19.15.2 If a Suspension Event occurs within the first 45 days after the Registration Statement becomes effective which delays the sale of the Consideration Shares and the value of a Consideration Share at the end of the Reinstatement Period (based upon the average closing price on NASDAQ or a major US Securities Exchange of one Common Share over the 10 trading days immediately prior to the end of the Reinstatement Period) is less than the value of a Consideration Share immediately prior to the Suspension Event (based upon the average closing price on NASDAQ or a major US Securities Exchange of one Common Share over the 10 trading days prior to the Suspension Event) then Inc will provide the transferring shareholders with (at Inc's option) cash or additional Common Shares sufficient to compensate them for such decrease.

19.16 At completion of the sale the transferring Party shall procure that the director(s) of the Company who are nominees of the transferring Party shall forthwith resign (without any claims for loss of office or otherwise).

19.17 The provisions of Clause 19.18 shall apply if:

        19.17.1 at any time the Founders and/or the Affiliates of either or both of them (the "Intending Transferors") receive from Inc a bona fide offer (the "Offer") in respect of any of their Shares in the Company; and

        19.17.2 the Intending Transferors together hold 50% or more of the Shares for the time being in issue and wish to accept such Offer; and

        19.17.3 Inc also wishes to purchase the Shares in the Company other than those of the Intending Transferors (the "Other Shares" and the holders thereof are herein called the "Other Shareholders") at a price per Share no less (and otherwise on terms no less favourable) than that payable for each Share being sold by the Intending Transferors.

19.18 Where this Clause 19.18 applies the Other Shareholders shall be deemed to have accepted the Offer on the day after such Offer is made.

19.19 If an Offer having been made on the basis prescribed by Clause 19.17 is deemed to be accepted pursuant to Clause 19.18 then the Intending Transferors and the Other Shareholders shall be at liberty for a period of up to 90 days from the date of the Offer to sell all (but not part only) of their shares in the Company to Inc conditionally upon Inc buying all of the shares in the Company, such sales to be on the terms of the Offer. So far as practicable, it shall be a term of the offer that completion of the sale of the shares of the Intending Transferors in the Company shall take place contemporaneously with the completion of the sale of the shares of the Other Shareholders. All such Shares shall be sold with full title guarantee and free from all liens, charges and encumbrances and with all rights attaching to them with effect from the date of completion of the sales.

19.20 If after becoming bound to transfer any of its Shares the transferring party makes default in transferring such Shares (or any of them) the Company may receive the purchase monies or other consideration and the transferring Party shall be deemed to have appointed one Director or the Secretary of the Company his or its agent to execute a transfer of the relevant Shares to the purchaser and upon execution of such transfer the Company shall hold the purchase monies or other consideration in trust for the transferring Party. The receipt of the Company for the purchase monies or other consideration shall be a good discharge for the purchaser and after his, its or their names has been entered in the register of members of the Company, the validity of the proceedings shall not be questioned by any Person.


20.     CHARGING OF SHARES

20.1 None of the Shareholders shall (except with the prior written consent of both of the Original Shareholders acting reasonably, provided that such consent may be withheld or given or given subject to such reasonable conditions, as either or both of the Original Shareholders may acting reasonably deem fit) create or permit to subsist any charge, lien or other encumbrance over any interest in all or any of the Shares held by it. It is agreed that either or both of the Original Shareholders may reasonably withhold consent if the proposed chargee, lien holder or other encumbrancer does not agree to be bound by this Agreement.


21.     FINANCE

21.1 The Founders jointly and severally undertake to use their best commercial endeavours to procure that plant and equipment required by the Company to carry on the Business having a list price of not less than Pound Sterling1,200,000 shall be leased by the Company from one or more independent third parties on commercial arms length terms.

22.2 The Company may from time to time prior to 31 December 1999 by notice in writing to Inc require Inc (subject only to Inc and the Founders agreeing the Conversion Basis, as defined in the Loan Note Instrument, in accordance with Clause 21.3 below) to subscribe for the nominal amount of Convertible Loan Notes specified in such notice. Any such notice shall be accompanied by a copy of the minute of the meeting of the Board at which the issue of the notice was approved. The total nominal amount of Convertible Loan Notes required by all such notices to be subscribed shall in no event exceed Pound Sterling1,200,000.

21.3 Within 21 days of the issue of a notice pursuant to Clause 21.2 Inc and the Founders shall seek in good faith to agree the Conversion Basis. For these purposes only, the value of the entire issued Equity Share Capital of the Company shall be treated as three times the expected revenues of the Company for the 12 months following the issue of the said notice, as agreed between Inc and the Founders. In the absence of agreement as to the applicable Conversion Basis, Inc shall not be obliged to subscribe for any Convertible Loan Notes.

21.4 Within 21 days of the Conversion Basis having been agreed (and provided always that (i) neither the Company, nor the Founders or any or all of the foregoing, are in material breach of this Agreement and (ii) the Company is not in material breach of the Licence Agreement and (iii) the Founders have procured that plant and equipment required by the Company to carry on the Business to a list price of not less than Pound Sterling1,200,000 has been leased by the Company from one or more third parties on commercial arms length terms and (iv) each of the Founders has complied with Clause 15.1) the Company shall duly execute the Loan Stock Instrument and Inc shall subscribe or procure that Permitted Third Parties subscribe in cash at par the nominal amount of the Convertible Loan Notes specified in the relevant notice. The minimum subscription by any single Permitted Third Party shall not be less than Pound Sterling300,000. For the purposes of this Clause 21.4, "Permitted Third Parties" means:

        (a) any venture capital funds or financial institutions which, in either case, are Shareholders in Inc;

        (b) any other venture capital funds or financial institutions which are approved in writing in advance by the Founders (such approval not to be unreasonably withheld or delayed in the case of a venture capital fund or financial institution of good standing and repute).

21.5 The Parties shall procure that the Company forthwith allots the Convertible Loan Notes subscribed in accordance with the previous provisions of this Clause and issues a certificate in respect thereof to the subscribers therefor forthwith upon receipt by the Company of payment in full for the Convertible Loan Notes subscribed by Inc.

21.6 In addition to or instead of issuing Convertible Loan Notes to Inc, the Company may by 31 December 1999 (or such later date as the Original Shareholders may agree in writing) raise capital from venture capitalists and/or financial institutions in any case of good standing and reputation who is/are acceptable to the Original Shareholders and on terms which are acceptable to the Original Shareholders. The Shareholders shall co-operate with such capital raising. Each of the Original Shareholders will have the right (but not the obligation) to subscribe part of such additional capital so as to ensure that the Ordinary Shares held by it immediately after such capital raising represents the same percentage of the issued Equity Share Capital that its Ordinary Shares represented immediately prior to such capital raising.

21.7 The Shareholders hereby agree for the avoidance of doubt that (save as expressly provided in Clause 21.4 in relation to Inc's obligation to subscribe or procure subscribers for Convertible Loan Notes) nothing in this Clause 21 shall be construed so as to require any of them to provide any further finance for the Company.

2.      DIVIDEND POLICY

22.1 Unless Inc otherwise agrees in writing, the Company shall not make any distribution of profits in respect of the Financial Years ending 30 June 2000, 30 June 2001 and 30 June 2002.

22.2 If in respect of any Financial Year ending on or after 30 June 2003 the Company shall have profits available for distribution (within the meaning of Part VIII of the Companies Act) then (unless the Shareholders otherwise agree in writing in respect of a particular Financial Year) the Shareholders shall procure that such profits shall be applied in the following manner and order of priority:

        (a) the provision of working and fixed capital to finance the continuing operations and growth of the Business and the Company and transfers to reserves consistent with the normal commercial requirements of businesses similar to those carried on by the Company all in the amounts provided for in the annual budget for the next succeeding Financial Year produced under Clause 12.2 and approved by at least four Directors;

        (b) the payment (provided that all Convertible Loan Notes then outstanding (i) have been repaid in full or (ii) have been converted into `A' Shares or (iii) in the absence of such repayment or conversion, Inc has given its prior written consent to the same):

                   o in respect of the Financial Years ending 30 June 2003 and 30 June 2004 of cash dividends of up to 25 per cent of post-tax profits (or, if less up to 25 per cent of accumulated distributable profits)

                   o in respect of Financial Years ending on and after 30 June 2005 of cash dividends of up to 75 per cent of the post-tax profits (or, if less, up to 75 per cent of accumulated distributable profits).

                   After (in each case) adequate cash has been reserved to provide for the items referred to in (a) above for the succeeding Financial Year, all as determined and agreed by a majority of the Directors and within seven (7) months after the end of the Financial Year concerned.

22.3 In deciding whether in respect of any Financial Year the Company had or has profits available for distribution the Parties shall procure that the auditors of the Company shall certify whether such profits are available or not and the amount thereof (if any). In giving such certificate the auditors shall act as experts and not arbitrators and their determination shall be final and binding on the Parties.


23.     PURCHASE OPTION

23.1 In consideration of the sum of Pound Sterling1 now paid by Inc to the Founders (receipt of which is hereby acknowledged) it is hereby agreed that (subject as provided in Clause 23.9) at any time between 1 July 2002 and 30 June 2004 (both dates inclusive), Inc may serve notice ("Option Notice") on the Founders and the other Shareholders requiring the Founders and such other Shareholders to sell all their Shares in the Company ("the Option Shares") at the Option Price (as defined in Clause 23.2).

23.2 "Option Price" means a fair price per Share as at the date of the Option Notice determined by an independent valuation expert from a first tier bank or firm of chartered accountants of international standing and reputation (not being the auditors for the time being or past auditors of the Company, Inc or the Founders or of any Affiliate of any of them) agreed upon by the Founders and Inc and whose costs shall be borne by Inc and the Founders equally and in default of such agreement determined in accordance with the following formula viz:


                             "Option Price"   =    A      +      B
                                                   ---------------
                                                          2

        Where:

        "A" is a fair price per Share as at the date of the Option Notice determined by an independent valuation expert from a first tier bank or firm of chartered accountants of international standing and reputation (not being the auditors for the time being or past auditors of the Company, Inc or the Founders or any Affiliate of any of them) appointed by Inc and whose costs shall be borne by Inc ; and

        "B" is a fair price per Share as at the date of the Option Notice determined by an independent valuation expert from a first tier bank or firm of chartered accountants of international standing and reputation (not being the auditors for the time being or past auditors of the Company, Inc or the Founders or any Affiliate of any of them) appointed by the Founders and whose costs shall be borne by the Founders.

        In determining a fair price pursuant to this Clause 23.2 an independent valuation expert:

        o shall apply US valuation principles for valuing comparable private US Internet co-location companies and shall take account of the value of the Company to Inc

        o shall assume a sale on a going concern basis as between a willing buyer and a willing seller contracting on arm's length terms as at the date of the Option Notice and on the basis that no account is taken of the fact that the Shares are a particular portion (and in particular whether a minority or a majority) of the total number of Ordinary Shares of the Company

        o       shall act as an expert and not as an arbitrator

        o may consult with and take such advice as is in his opinion desirable from such persons as he may determine

        o shall, before the issue of any determination hereunder, offer the opportunity to each Shareholder to review the information on the basis of which such certificate is to be given and allow such parties to make written representations of reasonable length to him in regard thereto

        o shall lay down such time limits for the provision of information to him and for the making of such written representations as in his discretion he considers reasonable and

        o shall endeavour to issue his determination within two months of his being instructed to do so and the Shareholders shall use their reasonable endeavours to procure that the determination is issued within such period.

23.3 Provided that if A/B is greater than 1.2 or less than 0.8 then in the absence of agreement between Inc and the Founders the Option Price shall be determined by an independent valuation expert from a London firm of chartered accountants of international standing and reputation (not being (i) the auditors for the time being or past auditors of the Company, or Inc or the Founders or any Affiliate of any of them or (ii) a firm previously instructed under Clause 23.2) agreed upon by Inc and the Founders or in default of agreement nominated on the application of either such party on notice to the other by the President for the time being of the Institute of Chartered Accountants in England and Wales. The costs of such independent valuation expert shall be borne by Inc and the Founders equally.

        In determining a fair price pursuant to this Clause 23.3, the independent valuation expert shall have regard to the matters and assumptions referred to in Clause 23.2 and to the valuations prepared by the other two independent valuation experts.

23.4    Within 45 days after the determination of the Option Price

        o if the consideration offered by Inc consists wholly or partly of Common Shares of Inc, Inc, the Founders and the other Shareholders shall enter into a Purchase Agreement in the Agreed Terms and

        o in any event (subject to the said Purchase Agreement being entered into, if required) Inc shall (subject as provided in Clause 23.8.2) complete the purchase and the Founders and the other Shareholders shall complete the sale of all (but not some only) of the Option Shares (such Completion being hereinafter called "Completion"). The Option Shares shall be sold with full title guarantee and free from all liens, charges and encumbrances and with all rights attaching to them with effect from the date of Completion.

23.5 On Completion the Founders and the Shareholders (other than Inc) shall deliver to Inc:

        23.5.1 duly executed transfers of the Option Shares and the share certificates relating to those Shares; and

        23.5.2 a waiver or waivers duly signed by all the members of the Company of any rights of pre-emption relative to the Option Shares and Inc shall deliver to the Founders and the other members the consideration for the Option Shares.

23.6 The Option Price may (at Inc's election) be satisfied wholly in cash or wholly in Common Shares of Inc or partly in one and partly in the other provided that Inc Common Stock is then traded on the NASDAQ National Market or listed on a major US Securities Exchange. If Inc Common Stock is not traded on the NASDAQ National Market or listed on a major US Securities Exchange the consideration shall be cash.

23.7 If Inc elects to satisfy the whole or part of the Option Price in Common Shares, the provisions of Clauses 19.11 to 19.14 inclusive shall apply mutatis mutandis.

23.8 If Inc elects to satisfy the Option Price wholly or partly in Common Shares then:

        23.8.1 if the Common Shares to satisfy the whole or any part of the Option Price are registered with the SEC prior to Completion then the number of Shares to be issued to satisfy the relevant element of the consideration ("the Relevant Consideration") shall be determined by dividing the amount of the Relevant Consideration by the value of one Common Share (based upon the average closing price of Common Shares over the 10 trading days ending three trading days prior to such completion)

        23.8.2 the provisions of Clauses 19.15.1.2 and 19.15.2 shall apply mutatis mutandis.

23.9 The option contained in Clause 23.1 shall lapse forthwith automatically on a Flotation:

        23.9.1 on the London Stock Exchange or EASDAQ if the Total Capitalisation at the time of Flotation exceeds US $75,000,000 and the Amount Raised exceeds US $10,000,000 or

        23.9.2 on the NASDAQ National Market if the Total Capitalisation at the time of Flotation exceeds US $100,000,000 and the Amount Raised exceeds US $20,000,000.

23.10   For the purposes of Clause 23.9:

        "Flotation" means the becoming effective of a listing for the share capital of the Company on the official list of the London Stock Exchange or the admission of any Shares to trading on EASDAQ or the closing of a public offering registered under the Securities Act (as defined in clause 19.11).

        "Amount Raised" means the gross amount of any new money raised by the Company from the subscription for new shares issued by the Company at the time of and in connection with the Flotation.

        "Total Capitalisation" means on a Flotation, the valuation placed upon the `A' Shares, the `B' Shares and the `C' Shares as shown in a prospectus or listing particulars or offering circular published in connection with such Flotation less the Amount Raised.

24.     DEFAULT

24.1 For the purpose of this Clause the following expressions shall have the following meanings:-

        24.1.1 `an event of default' means in relation to any Shareholder the occurrence of any of the following in relation to it:-

                    EVENTS TRIGGERING SALE OF SHARES FOR NIL CONSIDERATION

                24.1.1.1 the commission of a material breach of its obligations under Clause 3 (Warranty by Founders), Clause [13] (Operation of the Company), Clause 26 (Confidentiality and Disclosure), Clause 27 (Non-Competition) or Clause 28 (Non-Solicitation) of this Agreement and, in the case of a breach capable of remedy, failure to remedy the same within thirty (30) days after being given notice in writing so to do by any other Shareholder such notice to be headed `CURE NOTICE' and to refer to this Clause and the possibility of the Shareholder served with the notice being required to sell its Shares pursuant to this Clause; or

                24.1.1.2 (in the case of Inc) Inc unlawfully terminates the
                        Licence Agreement at any time; or

                24.1.1.3 (in the case of Inc) Inc lawfully terminates the
                        Licence Agreement on not less than 180 days notice expiring on or before 30 June 2001 pursuant to Clause
                        12.4.4 thereof;

                24.1.1.4 (in the case of Mr. Dobbie) Mr. Dobbie prior to 30 June
                        2001 and provided that the Founders hold a Controlling Interest in the Company:

                        (i) "Voluntarily Resigns" (which expression shall mean in relation to any person that he voluntarily resigns without the agreement of Inc, as a director or terminates his employment with the Company (otherwise than by reason of death or total and permanent disability as certified by a medical practitioner approved by Inc, such approval not to be unreasonably withheld)) or;

                        (ii) is properly and legally and summarily dismissed without notice or on short notice (as provided for in his service contract or particulars of employment) (herein "Summarily Dismissed"); or

                        24.1.1.5 (in the case of Mr MacSween) Mr. MacSween on or
                                prior to 30 June 2001 and at a time when the Founders hold a Controlling Interest in the
                                Company:

                                (i)     Voluntarily Resigns; or

                                (ii)    is Summarily Dismissed; or

                 EVENTS TRIGGERING SALE OF SHARES FOR 50% OF SUBSCRIPTION PRICE

                  24.1.1.6 (in the case of Mr Dobbie) Mr. Dobbie after 30 June 2001 but on or prior to 30 June 2002 and provided that the Founders hold a Controlling Interest in the Company:

                             (i)    Voluntarily Resigns;  or
                             (ii)   is Summarily Dismissed;  or

                   24.1.1.7 (in the case of Mr MacSween) Mr. MacSween after 30 June 2001 but on or prior to 30 June 2002 and provided that the Founders hold a Controlling Interest in the Company:

                             (i)    Voluntarily Resigns;  or

                             (ii)   is Summarily Dismissed;  or

                  24.1.1.8 (in the case of Mr Dobbie) Mr. Dobbie on or prior to 30 June 2001 and provided that the Founders do not hold a Controlling Interest in the Company:

                             (i)    Voluntarily Resigns;  or

                             (ii)   is Summarily Dismissed;  or

                   24.1.1.9 (in the case of Mr MacSween) Mr. MacSween on or prior to 30 June 2001 and provided that the Founders do not hold a Controlling Interest in the
                             Company:

                             (i)    Voluntarily Resigns;  or

                             (ii)   is Summarily Dismissed;  or

                  24.1.1.10 (in the case of Inc) Inc lawfully terminates the Licence Agreement on not less than 180 days notice expiring after 30 June 2001 but on or before 30 June 2002 pursuant to Clause 12.4.4 thereof; or

                   EVENTS TRIGGERING SALE OF SHARES FOR SUBSCRIPTION PRICE

                   24.1.1.11 (In the case of Inc) any distress, execution,
                             sequestration or other process being levied or enforced upon or sued out against any substantial part of its property which is not contested in good faith or discharged within 28 days; or

                   24.1.1.12 (In the case of Inc) its inability to pay its debts as they fall due within the meaning of Section 123 of the UK Insolvency Act 1986; or

                   24.1.1.13 (In the case of Inc) it ceasing or threatening to cease wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation without insolvency previously approved by the other Shareholder (such approval not to be unreasonably withheld or delayed); or

                   24.1.1.14 (In the case of Inc) any encumbrancer taking
                             possession of, or a receiver, trustee or administrator being appointed over the whole or any substantial part of its undertaking, property or assets in the case of Inc its entry into Chapter II administration; or

                   24.1.1.15 (In the case of Inc) the making of an order or the passing of a resolution for its winding up, otherwise than for the purpose of a reconstruction or amalgamation without insolvency previously approved by the other Shareholder
                             (such approval not to be unreasonably withheld or delayed); or

                  24.1.1.16 (in the case of Mr Dobbie) Mr. Dobbie after 30 June 2001 but on or prior to 30 June 2002 and provided that the Founders do not hold a Controlling Interest in the Company:

                             (i)    Voluntarily Resigns;  or

                             (ii)   is Summarily Dismissed;  or

                   24.1.1.17 (in the case of Mr MacSween) Mr. MacSween after 30
                             June 2001 but on or prior to 30 June 2002 and provided that the Founders do not hold a Controlling Interest in the Company:

                             (i)    Voluntarily Resigns;  or

                             (ii)   is Summarily Dismissed;  or

                   24.1.1.18 (in the case of Inc) the Company terminates the
                             Licence Agreement by reason of Inc's material breach thereof pursuant to Clause 12.2 thereof where the notice of termination expires on or before 30 June 2002; or

                  24.1.1.19 (in the case of Founders and for so long only as the Founders hold a Controlling Interest in the Company) Inc terminates the Licence Agreement by reason of the Company's material breach thereof pursuant to Clause 12.2 thereof where the notice of termination expires on or before 30 June 2002; or

                  24.1.1.20 (in the case of the Founders) if an Inc Competitor acquires directly or indirectly any interest in any Affiliate of the Founders, where the term "Inc Competitor" means an entity whose business (or that of any Affiliate of such an entity) includes the business of providing co-location and/or Internet connectivity services; or

                  EVENTS TRIGGERING SALE OF SHARES AT FAIR PRICE

                  24.1.1.21 in the case of Inc) Inc lawfully terminates the Licence Agreement after 30 June 2002 pursuant to Clause 12.4.4 thereof; or

                  24.1.1.22 (in the case of Inc) the Company terminates the Licence Agreement by reason of Inc's material breach thereof pursuant to Clause 12.2 thereof where the notice of termination expires after 30 June 2002; or

                  24.1.1.23 (in the case of the Founders and for so long only as the Founders hold a Controlling Interest in the Company) Inc terminates the Licence Agreement by reason of the Company's material breach thereof pursuant to Clause 12.2 thereof where the notice of termination expires after 30 June 2002; or

                  24.1.1.24 any governmental action prohibiting or preventing it from continuing to hold shares in the Company or to perform this Agreement; or

                  24.1.1.25 (in the case of Mr Dobbie) Mr. Dobbie after 30 June
                            2002:

                             (i)    Voluntarily Resigns;  or

                             (ii)   is Summarily Dismissed;  or

                  24.1.1.26 (in the case of Mr MacSween) Mr. MacSween after 30
                             June 2002:

                             (i)    Voluntarily Resigns;  or

                             (ii)   is Summarily Dismissed.

        24.1.2 `the Prescribed Price' shall mean in respect of any Ordinary Shares the subject matter of the relevant option;

                   24.1.2.1 in the case of an event of default falling within Clause 24.1.1.1 to 24.1.1.5 inclusive nil per share;

                   24.1.2.2 in the case of an event of default falling within Clause 24.1.1.6 to 24.1.1.10 inclusive, 50 per cent of the subscription price of each share;

                   24.1.2.3 in the case of an event of default falling within Clause 24.1.1.11 to 24.1.1.20 inclusive the subscription price of each share;

                   24.1.2.4 in the case of an event of default falling within Clause 24.1.1.21 to 24.1.1.26 inclusive a fair price per share determined in the same way as the Option Price under Clause 23.

24.2 If a Shareholder commits or suffers an event of default (as defined in Clause 24.1.1), then the other Shareholders shall be entitled in its or their (as the case may be) entire discretion to require the defaulting Shareholder to sell all of the Shares held or beneficially owned by the defaulting Shareholder to (subject as provided below) the other Shareholders in proportion (as nearly as may be) to their then holdings of Shares in the Company for a sum in aggregate equal to the Prescribed Price (as defined in Clause 24.1.2) by serving written notice on the defaulting Shareholder at any time within ninety (90) days of the date of the occurrence of such event of default coming to the knowledge of the other Shareholder stating that the option hereby conferred is exercised Provided that if any other Shareholder shall not wish to take up its proportion of the Shares of the defaulting Shareholder, then such proportion may be taken up by those other Shareholders who do wish to take up their proportion pro rata as nearly as may be to the respective numbers of Shares then held by such other Shareholders and so on and so forth for so long as any other Shareholder continues to state its willingness to purchase Shares of the defaulting Shareholder.

24.3 If the option conferred by Clause 24.2 above is exercised, the defaulting Shareholder shall deliver to the other Shareholder(s) within twenty-eight (28) days after the date of service of the notice exercising such option or within twenty eight (28) days of the date the Prescribed Price is ascertained and notified to the Shareholders (whichever shall be the later) one or more duly executed transfers in respect of all its Ordinary Shares made out in such numbers and in favour of the other Shareholder(s), as determined in accordance with Clause 24.2, may in writing direct together with the supporting Share Certificates therefor (or an appropriate indemnity in respect of any lost Certificates) and against such delivery the other Shareholder(s) shall make full payment in sterling in London of the Prescribed Price (as defined in Clause 24.1.2) for such Ordinary Shares. The Ordinary Shares so transferred shall be deemed to be sold by the transferor with full title guarantee with effect from the date of such transfer free from any lien, charge or encumbrance with all rights attaching thereto.

24.4 At completion of the sale the Directors who were nominees of the seller Shareholder shall forthwith resign (without any claims for loss of office or otherwise).

24.5 Completion of all relevant matters referred to in this clause shall take place simultaneously.

24.6 Inc may elect to satisfy some or all of the Prescribed Price payable by it under this Clause wholly in cash or wholly in Common Shares of Inc or partly in one and partly in the other provided that Inc Common Stock is then traded on the NASDAQ National Market or listed on a major US Securities Exchange. If Inc Common Stock is not traded on the NASDAQ National Market or listed on a major US Securities Exchange the consideration shall be cash. The provisions of Clause 19.11 to 19.14 inclusive shall apply mutatis mutandis.

24.7 If Inc elects to satisfy the Prescribed Price wholly or partly in Common Shares then:

        25.7.1 if the Common Shares to satisfy the whole or any part of the Prescribed Price are registered with the SEC prior to Completion then the number of Shares to be issued to satisfy the relevant element of the consideration ("the Relevant Consideration") shall be determined by dividing the amount of the Relevant Consideration by the value of one Common Share (based upon the average closing price of Common Shares over the 10 trading days ending three trading days prior to such completion)

        25.7.2 the provisions of Clauses 19.15.1.2 and 19.15.2 shall apply mutatis mutandis.

24.8 If after becoming bound to transfer its Shares the defaulting Shareholder makes default in transferring such Shares (or any of them) the Company may receive the purchase monies or other consideration and the defaulting Shareholder shall be deemed to have appointed any one Director or the Secretary of the Company its agent to execute a transfer of the relevant Shares to the other Shareholder and upon execution of such transfer the Company shall hold the purchase monies or other consideration in trust for the defaulting Shareholder. The receipt of the Company for the purchase monies or other consideration shall be a good discharge for the other Shareholder and after its name has been entered in the register of members of the Company, the validity of the proceedings shall not be questioned by any Person.


25.     LEGEND ON SHARE CERTIFICATES

25.1 Each certificate representing any of the Shares held by each of the Shareholders in accordance with this Agreement and hereafter acquired by any lawfully permitted transferee or successor shall bear the following legend:-

        `The holders of the Shares represented by this Certificate are subject to the restrictions contained in a Shareholders Agreement between the Company and its shareholders, a copy of which may be inspected at the registered office of the Company.'


26.     CONFIDENTIALITY AND DISCLOSURE

26.1 Each of the Directors of the Company may communicate any information acquired by him in relation to the Company to the Shareholder appointing him, subject always to the parties' duty of confidentiality contained in Clause 26.2.

26.2 Each party will treat as confidential any information provided to it by any of the others which has not been published, or which is not already known to the receiving party, and will impose a similar duty of confidentiality on any person to whom it is permitted to transfer such information. The parties will maintain the utmost confidentiality regarding this Agreement at all times and none of the parties will make any announcement to the public or to any third party regarding the arrangements contemplated by this Agreement without the consents of the others such consent not to be unreasonably withheld or delayed save (in the absence of agreement) for any statement or disclosure which may be required by law or called for by the requirements of NASDAQ National Market and/or the US Securities and Exchange Commission and/or the London Stock Exchange and/or EASDAQ and any such statement or disclosures shall be no more extensive than is usual or necessary to meet the requirements imposed upon the party making such statement or disclosure.

26.3 Whilst the parties shall use their best endeavours to ensure compliance with this Clause a party in breach of its terms shall not thereby commit a material breach of its obligations under this Agreement for the purpose of Clause 24.1.1.1 if it can show that it took reasonable steps to prevent the breach and it could not reasonably have been expected to have prevented it.


27.     NON-COMPETITION

27.1 Each of the Shareholders undertakes that it will not while it or any of its Affiliates is a member of the Company or for a period of one year thereafter (the `Restricted Period') (and will procure that during the Restricted Period none of its Affiliates will), either alone or jointly with others, whether as principal, agent, manager, shareholder, independent contractor or in any other capacity, directly or indirectly through any other person, for its own benefit or that of others at any time during the Restricted Period engage in or carry on or be concerned or interested in any business in the United Kingdom in competition with the Company (other than as a holder for investment of no more than 5% of any class of shares or securities dealt in on a recognised stock exchange).

27.2 The restrictions contained in Clause 27.1 shall not prevent or inhibit Inc or any Affiliate of Inc from engaging in or carrying on or being concerned or interested in any business in the United Kingdom in competition with the Company at any time after the Licence Agreement has terminated or any of the rights granted thereunder to the Company have ceased to be exclusive.

27.3 The above restrictions are considered reasonable by the parties but in the event that any such restriction shall be found to be void but would be valid if some part thereof was deleted or the period of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.


28.     NON-SOLICITATION

        Each Shareholder undertakes that it will not and neither will its Affiliates either during the continuance of this Agreement or for a period of one year thereafter:

28.1 solicit in competition with the Company the custom of any Person, who shall during the 12 months prior to the relevant time be a customer of the Company provided that this Clause 28.1 shall not apply to Inc and its Affiliates; or

28.2 endeavour to solicit or entice away from the Company or employ any Person who during the 12 months prior to the relevant time was an employee of the Company unless such person shall have been unfairly or unlawfully dismissed by the Company.


29.     ASSIGNMENT

29.1 Neither of the Shareholders shall assign or transfer or purport to assign or transfer any of its rights or obligations hereunder save Inc in connection with a transfer of its shares to a Person who acquires a Controlling Interest in or purchases all or substantially all of the assets of Inc or to an Affiliate of such Person provided that simultaneously therewith, such Person or its Affiliate accepts an assignment of the benefit and burden of the Licence Agreement. If following such an assignment, the Founders would (but for such assignment) be obliged to accept Common Shares or Common Stock of Inc in whole or partial consideration for the sale of the Founders' Shares, then if the Founders so agree at the time of such sale (such agreement not to be unreasonably withheld or delayed) the Founders shall be obliged to accept Common Shares or Common Stock of the Person concerned. In the absence of such agreement at such time, the Person shall have no ability to satisfy amounts due to the Founders by the issue of Common Shares or Common Stock. Save as aforesaid, references herein to Common Shares of Inc or Common Stock of Inc or similar expressions shall be read as references to Common Shares of the Person concerned or (as the case may be) Common Stock of the Person concerned.

29.2 The parties to this Agreement shall procure that (except for (i) any allottee under Clause 2.2 or (ii) any transferee under a transfer made pursuant to Clauses 19.3.2 or 19.3.3 or any successor in title to any such allottee or transferee) any transferee or allottee of shares in the Company shall, prior to any transfer or allotment to it taking effect, have entered into an agreement with the parties to this Agreement and the other holder or holders for the time being of all the shares in the Company substantially in the form set out in the Schedule and provided that such transfer or allotment is not otherwise prohibited by this Agreement each party to this Agreement shall enter into such an agreement whenever requested to do so by any other party to this Agreement.

30.     PROPRIETARY KNOW-HOW

30.1 Save as expressly provided herein no party shall have any right as a consequence of this Agreement to utilise any know-how or other intellectual property licensed to the Company by any other without the other's prior written consent.


31.     NAMES

31.1 The parties acknowledge that the Company does not have any rights to the use of the names AboveNet, Internet Service Exchange, AboveNet One-Hop Solution, One-Hop Consortium, One-Hop Consortium Member, Global One-Hop Network, Global One-Hop Consortium, AboveNet Global One-Hop Network, ISPCondo, WebCondo, MRTG, ASAP, APS, EtherValve or any other current or future trade mark or name of Inc or to any goodwill associated therewith save to the extent provided in the Licence Agreement.

31.2 If at any time both Inc and its Affiliates cease to hold any shares in the Company the Shareholders and the Company shall procure that within one month thereafter the Company shall cease to use the name AboveNet for any purpose and shall take such steps as are necessary to remove such name from the registered corporate name of the Company and the Shareholders (other than Inc) and their respective Affiliates (other than any Affiliate of Inc) shall not thereafter use or suffer to be used the name of AboveNet in connection with the operation of the Business.


32.     TERM

32.1 This Agreement shall take effect from the date hereof and shall subject as hereinbefore mentioned continue until:

        32.1.1  Terminated by mutual consent in writing by the Shareholders; or

        32.1.2  The date of the commencement of the Company's winding up; or

        32.1.3 The date upon which any Shareholder ceases to be a holder of Ordinary Shares in the Company (other than in circumstances where Inc's Ordinary Shares are transferred to a Person who acquires a Controlling Interest in Inc or to an Affiliate of such Person as permitted herein) in which case the Agreement shall terminate as regards the Shareholder so ceasing but shall continue as regards the other Shareholders

        Provided that termination shall be without prejudice to any rights of the Shareholders accrued at that time and the terms of this Agreement shall nevertheless continue to bind the Shareholders thereafter to such extent and for so long as may be necessary to give effect to the rights and obligations embodied herein.


33.     INTEREST

33.1 If any party fails to make any payment hereunder on the due date or within the applicable period for payment, such party shall pay interest to the payee on the amount for the time being outstanding at the rate of 3% per annum above the base lending rate of Bank of Scotland for the time being in force on the basis of actual days elapsed from the due date for payment or from the date of the expiry of such period (as the case may be) until payment in full (after as well as before judgement).


34.     SEVERABILITY

34.1 Each of the provisions contained in this Agreement and in each clause and sub-clause hereof shall be construed as independent of every other such provision to the effect that if any provision of this Agreement shall be determined to be illegal invalid and/or unenforceable then such determination shall not affect any other provisions of this Agreement all of which other provisions shall remain in full force and effect.

34.2 If any provision of this Agreement shall be determined to be illegal invalid and/or unenforceable but would be legal valid or enforceable if amended the parties hereto shall consult together in good faith and agree the scope and extent of any modification or amendment necessary to render the provision legal, valid and enforceable and so as to give effect to the intention of the parties as recorded in this Agreement.


35.     CONFLICT WITH ARTICLES

35.1 The parties hereby agree that if and to the extent the Articles of Association of the Company conflict with the provisions of this Agreement the provisions of this Agreement shall prevail as between the Shareholders.

36.     NO PARTNERSHIP

36.1 Nothing in this Agreement shall constitute or be deemed to constitute a partnership between any of the parties hereto and neither of the Shareholders shall have any authority to bind the other in any way.


37.     FURTHER ASSURANCE

37.1 The parties hereto shall and shall use their respective reasonable endeavours to procure that any necessary third parties shall do execute and perform all such further deeds documents assurances costs and things as any of the parties may reasonably require by notice in writing to the others to carry the provisions of this Agreement into full force and effect.


38.     COSTS

38.1 The Shareholders agree that they shall each pay their own costs legal fees and other expenses incurred in relation to the negotiation preparation and execution of this Agreement and all documents ancillary thereto.


39.     ENTIRE AGREEMENT

39.1 This Agreement (and the Articles of Association, the Dobbie Service Agreement, the MacSween Service Agreement and the Licence Agreement, constitute the entire agreement between the parties in connection with the subject matter herein contained and shall take effect in substitution for all previous agreements and arrangements whether oral written or implied between them in relation to such subject matter.

39.2 Each of the parties hereto confirms that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty or undertaking (except those contained in this Agreement and/or the Licence Agreement) and for the avoidance of doubt each party hereby irrevocably and unconditionally waives any right to any remedy of any nature for breach of any representation, warranty or undertaking (except those contained in this Agreement) which there may have been or which may hereafter occur.

40.     VARIATION

40.1 No variation of any of the terms of this Agreement (or of any other documents referred to herein) shall be effective unless it is in writing and signed by or on behalf of each of the parties hereto or thereto. The expression `variation' shall include any variation, supplement, deletion or replacement however effected.


41.     WAIVER/FORBEARANCE

41.1 The rights of any party shall not be prejudiced or restricted by any indulgence or forbearance extended to the other and no waiver by any party in respect of any breach shall operate or be deemed to operate as a waiver in respect of any subsequent breach.


42.     EXECUTION IN COUNTERPARTS

42.1 This Agreement may be executed in counterparts each of which when executed and delivered shall be deemed to be an original but all of which together shall constitute one and the same instrument.


43.     NOTICES

43.1 Any notice to be given by any party to this Agreement shall be in writing an shall be deemed duly served if delivered personally or sent by facsimile transmission or by prepaid registered post (airmail in the case of an address for service outside the United Kingdom) or delivered by recognised international courier (who in the latter case obtains a receipt for the notice signed by or on behalf of the addressee) to the addressee at the address or (as the case may be) the facsimile number of that party set opposite its name below:


        Name of Party:                      Address and Facsimile Number
        -------------                       ----------------------------
        AboveNet Communication Inc          50, W. San Fernando Street SE1010,
                                            San Jose,
                                            California, 95113,
                                            USA
                                            Fax No. 001 408 367 6688
                                            Marked for the attention of the President


        AboveNet UK Limited                 63 Queen Victoria Street,
                                            London
                                            EC4
                                            Fax No. 0171-329 4000
                                            Marked for the attention of Mr R. Masters

        Mr. W. Dobbie                       1 Belgrave Crescent,
                                            Edinburgh
                                            EH4 3AQ

        Mr. A. MacSween                     5 Ellergreen Road,
                                            Bearsden,
                                            Glasgow
                                            GG1 2AJ

        or at such other address (or facsimile number) as the party to be served may have notified (in accordance with the provisions of this clause) for the purposes of this agreement.

        43.2 Any notice sent by facsimile shall be deemed served three hours after despatch, if despatched on a business day before
                   3.00 pm or in any other case, at midday on the business day after the date of despatch.

        Here `business day' means a day on which banks are open in the city or other location to which the notice is sent; and the times mentioned are those in that location.

43.3    Clause 43.2 does not apply:-

        43.3.1 if before the time which the notice would otherwise be deemed to have been served, the receiving party informs the sending party that the notice has been received in a form which is unclear in a material respect; and

        43.3.2 if the receiving party does that by telephone, it despatches a confirmatory telex or fax within three hours.

43.4 Any notice served by prepaid registered post shall be deemed served 48 hours after posting to an address in the United Kingdom or 5 days after posting to an address outside the United Kingdom.

43.5 In proving the service of any notice it will be sufficient to prove in the case of a letter that such letter was properly stamped addressed and placed in the post or delivered or left at the current address if delivered personally and in the case of a facsimile (subject as provided in clause 43.3) that such facsimile transmission was duly despatched to the facsimile number of the addressee given above or subsequently notified for the purposes of this Agreement.


44.     GOVERNING LAW AND JURISDICTION

44.1 This Agreement (together with all documents referred to herein) shall be governed by and construed and take effect in accordance with English law.

44.2 Each of the parties hereto hereby submits to the jurisdiction of the High Court of England and agrees that in the event of any action being commenced the process by which it is commenced may be served on them in accordance with Clause 43.

ATTESTATION:

This Agreement has been executed and delivered as a Deed the day and year first above written.

                                  THE SCHEDULE
                           (FORM OF SUPPLEMENTAL DEED)

DATE:

PARTIES:

(1)  [                    ] LIMITED (CR No.  )  whose registered office is
     ------------------------------
     situate at [                            ] [together with its successors in
     title and permitted assigns `the New Party]');  and

(2) [NOTE: All the parties to the principal Agreement including any person who has entered into a Supplemental Agreement pursuant to the Principal Agreement but excluding any person (other than the Transferor) who has ceased to be a Shareholder].

RECITALS:

(A)  Under the terms of an Agreement dated [      ] 199. (`the Principal
     Agreement') and entered into between [          ] [and to which
     [          ] (`the Transferor') is [an original party] [a party by virtue
     of a Supplemental Deed dated [      ]] the Transferor has sold and
     transferred to the New Party [[insert number and type of shares] subject to the New Party entering into this Supplemental Deed OR [the New Party has agreed to subscribe for [insert number and type of shares]]

(B) The New Party wishes to accept such shares subject to such condition and to enter into this Supplemental Deed pursuant to the Principal Agreement.

OPERATIVE TERMS:

1. Expressions defined in the Principal Agreement shall (unless the context otherwise requires) have the same meaning when used in this Agreement.

2. The New Party undertakes to and covenants with all the parties to the Principal Agreement (including any person who has entered into a Supplemental Agreement pursuant to the Principal Agreement) to comply with the provisions of and to perform all the obligations in the Principal Agreement so far as they become due to be observed and performed on or after the date hereof as if the New Party had been an original party to the Principal Agreement [[in place of] [as well as] the Transferor].

3. The New Party shall become a Shareholder [and the Transferor shall cease to be a Shareholder] and on and after the date hereof the New Party shall have the benefit of the provisions of the Principal Agreement as if the New Party had been an original party thereto [[in place of] [as well as] the Transferor] and the Principal Agreement shall be construed and apply accordingly.

[4. For the avoidance of doubt, the New Party shall not be entitled to any amount which has fallen due for payment to the Transferor before the date hereof and shall not be liable in respect of any breach or non-performance of the obligations of the Transferor pursuant to the Principal Agreement before the date hereof and the Transferor shall remain entitled to each such amount and shall not be released from any liability of any such breach or non-performance.]

EXECUTION:

EXECUTED and DELIVERED by                          )
ABOVENET COMMUNICATIONS INC                        )
(acting by Dr. Paul Steiner its duly               )
appointed Attorney)                                )
as a Deed in the presence of:                      )


 ...................................................
Witness signature



 ...................................................
Witness name in block capitals



 ............................................
 ............................................
 ............................................
Witness address



 ............................................
Witness occupation






EXECUTED and DELIVERED by                          )
ABOVENET UK LIMITED                                )
as a Deed in the presence of:-                     )


 ...................................................
Director




 ...................................................
Director

EXECUTED and DELIVERED by                          )
WILLIAM DOBBIE                                     )
as a Deed in the presence of:-                     )

 ............................................
Witness signature



 ............................................
Witness name in block capitals



 ............................................
 ............................................
 ............................................
Witness address



 ............................................
Witness occupation





EXECUTED and DELIVERED by                          )
ANGUS MACSWEEN                                     )
(acting by Mr. William Dobbie his duly             )
appointed attorney)                                )
as a Deed in the presence of:-                     )

 ............................................
Witness signature



 ............................................
Witness name in block capitals



 ............................................
 ............................................
 ............................................
Witness address



 ............................................
Witness occupation